Exhibit 99.1

FPIC INSURANCE GROUP, INC. ANNOUNCES ITS INCLUSION IN THE
NEW NASDAQ GLOBAL SELECT MARKET

JACKSONVILLE, FL, July 5, 2006 (BUSINESS WIRE)—FPIC Insurance Group, Inc. (the “Company”) (NASDAQ: FPIC) announced today that its common stock is included in the new NASDAQ Global Select Market. According to NASDAQ, the NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Prior to the change, the Company’s common stock had been listed on the NASDAQ National Market.

Beginning July 3, NASDAQ-listed companies have been classified under three listing tiers — NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market.

"FPIC is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market," said Bruce Aust, Executive Vice President, Corporate Client Group. "NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world,” added Mr. Aust.

NASDAQ announced the new three tier listing classification in February 2006. For additional information about the NASDAQ Global Select Market, please go to: www.nasdaq.com/GlobalSelect.

About NASDAQ

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

About FPIC Insurance Group, Inc.

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers, and a provider of insurance management services to other insurance carriers.

Source: FPIC Insurance Group, Inc.

FPIC Insurance Group, Inc., Jacksonville, FL
Lesa Kemp, 904-360-3657